Exhibit 99.1

News Release

Company Contacts:
Adnan Raza	Sonia Segovia	Joe Diaz, Robert Blum, Joe Dorame
Chief Financial Officer	IR Coordinator	Lytham Partners, LLC
Tel: (408) 516-0237	Tel: (408) 938-6491	Tel: (602) 889-9700
Email: adnan.raza@pdf.com	Email: sonia.segovia@pdf.com	Email: pdfs@lythampartners.com

PDF Solutions® Reports First Quarter 2020 Results

Business Highlights

●	Total revenues of $21.2 million, up 3% over last year’s comparable quarter
●	Analytics revenues of $13.2 million, up 16% over last year’s comparable quarter
●	Analytics accounted for 63% of first quarter revenues
●	GAAP Gross Margin of 60% for the first quarter of 2020
●	Non-GAAP Gross Margin of 65% for the first quarter of 2020
●	Operating activities generated $5.4 million in cash during the first quarter of 2020
●	Cash and cash equivalents of $100.4 million at the end of first quarter of 2020

SANTA CLARA, Calif. — Thursday, May 7, 2020 — PDF Solutions, Inc. (“PDF Solutions” or the “Company”) (NASDAQ: PDFS), a leading provider of differentiated data and analytics solutions to the semiconductor and electronics industries, today announced financial results for its first quarter ended March 31, 2020.

Highlights of First Quarter 2020 Financial Results

Total revenues for the first quarter of 2020 were $21.2 million, compared to $22.6 million for the fourth quarter of 2019 and $20.5 million for the first quarter of 2019. Analytics revenue for the first quarter of 2020 was $13.2 million, compared to $13.5 million for the fourth quarter of 2019 and $11.4 million for the first quarter of 2019. Integrated Yield Ramp revenue for the first quarter of 2020 was $7.9 million, compared to $9.1 million for the first and fourth quarters of 2019.

GAAP gross margin for the first quarter of 2020 of 60%, compared to 60% for the fourth quarter of 2019 and 62% for the first quarter of 2019.

Non-GAAP gross margin for the first quarter of 2020 of 65%, compared to 64% for the fourth quarter of 2019 and 67% for the first quarter of 2019.

On a GAAP basis, net loss for the first quarter of 2020 was $0.5 million, or ($0.02) per basic and diluted share, compared to net loss of $1.3 million, or ($0.04) per basic and diluted share, for the fourth quarter of 2019, and compared to net loss of $2.7 million, or ($0.08) per basic and diluted share, for the first quarter of 2019.

Non-GAAP net loss for the first quarter of 2020 was $0.1 million, or ($0.00) per diluted share, compared to net income of $1.1 million, or $0.03 per diluted share, for the fourth quarter of 2019, and compared to net income of $0.8 million, or $0.03 per diluted share, for the first quarter of 2019.

Cash and cash equivalents at March 31, 2020 were $100.4 million, compared to $97.6 million at December 31, 2019, an increase of $2.8 million. Operating activities generated $5.4 million in cash during the quarter ended March 31, 2020.

Additional Financial Information:

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), enacted on March 27, 2020, included certain tax provisions for corporations, one of which is the temporary carry back of tax losses. Accordingly, for the first quarter of 2020, the Company recognized a $2.3 million tax benefit related to its tax loss carryback on its GAAP Income Tax Benefit. As a result, the Company expects tax refunds of approximately $1.1 million once the refund requests are processed.

Conference Call

As previously announced, PDF Solutions will discuss these results on a live conference call beginning at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time today. The call will be simultaneously webcast on PDF Solutions’ website at http://ir.pdf.com/webcasts. A replay of the webcast will be available at the same website address beginning approximately two hours after completion of the live call. A copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the comparable GAAP measures, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will also be available on PDF Solutions’ website at http://www.pdf.com/press-releases following the date of this release.

First Quarter 2020 Financial Commentary Available Online

A Management Report reviewing the Company’s first quarter of 2020 financial results will be furnished to the SEC on Form 8-K and published on the Company’s website at http://ir.pdf.com/financial-reports. Analysts and investors are encouraged to review this commentary prior to participating in the conference call webcast.

Information Regarding Use of Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF Solutions also provides certain non-GAAP financial measures. Non-GAAP net income (loss) excludes the effects of non-recurring items (including adjustment to contingent consideration related to acquisition, restructuring charges and severance payments, and expenses related to an arbitration proceeding for a disputed contract with a customer), stock-based compensation expense, amortization of acquired technology and other acquired intangible assets, and their related income tax effects, as applicable, as well as adjustments for the non-cash portion of income taxes and tax impact of the CARES Act. These non-GAAP financial measures are used by management internally to measure the Company’s profitability and performance. PDF Solutions’ management believes that these non-GAAP measures provide useful supplemental information to investors regarding the Company’s ongoing operations in light of the fact that none of these categories of expense has a current effect on the future uses of cash (with the exception of certain non-recurring items) nor do they impact the generation of current or future revenues. These non-GAAP results should not be considered an alternative to, or a substitute for, GAAP financial information, and may differ from similarly titled non-GAAP measures used by other companies. In particular, these non-GAAP financial measures are not a substitute for GAAP measures of income or loss as a measure of performance, or to cash flows from operating, investing and financing activities as a measure of liquidity. Since management uses these non-GAAP financial measures internally to measure profitability and performance, PDF Solutions has included these non-GAAP measures to give investors an opportunity to see the Company’s financial results as viewed by management. A reconciliation of the comparable GAAP financial measures to the non-GAAP financial measures is provided at the end of the Company’s financial statements presented below.

Forward-Looking Statements

The statements planned to be made on the planned conference call regarding the Company’s future expected business performance and financial results are forward looking and are subject to future events and circumstances. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: customers’ production volumes under contracts that provide Gainshare royalties, cost and schedule of new product development; continued adoption of the Company’s solutions by new and existing customers; project milestones or delays and performance criteria achieved; the provision of technology and services prior to the execution of a final contract, the potential impact of the coronavirus (COVID-19) on the semiconductor industry and on our operations or demand for our products; and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2019, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in the conference call are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

   About PDF Solutions

PDF Solutions (NASDAQ: PDFS) offers an end-to-end analytics platform that empowers engineers and data scientists across the semiconductor ecosystem to rapidly improve the yield, quality, and profitability of their products. By combining industry-leading data analytics and professional services with exclusive, differentiated product data generated during the manufacturing process, PDF Solutions is delivering on the promise of Industry 4.0 today by transforming how the ecosystem collects, analyzes, and shares data. Key Fortune 500 organizations around the world rely on PDF Solutions to remove the data barriers that encumber and constrain new product introductions and to deliver the machine learning insights that drive efficient and profitable high-volume manufacturing.

Headquartered in Santa Clara, California, PDF Solutions also operates worldwide in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. For the Company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, Design-for-Inspection, DFI, Exensio, PDF Solutions, and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. or its subsidiaries.

PDF SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$100,385	$97,605
Accounts receivable, net	37,363	40,651
Prepaid expenses and other current assets	11,628	9,320
Total current assets	149,376	147,576
Property and equipment, net	41,009	40,798
Operating lease right-of-use assets, net	7,368	7,609
Goodwill	2,293	2,293
Intangible assets, net	5,904	6,221
Deferred tax assets	25,085	25,327
Other non-current assets	8,322	9,720
Total assets	$239,357	$239,544
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,828	$7,636
Accrued compensation and related benefits	4,754	5,072
Accrued and other current liabilities	1,406	1,665
Operating lease liabilities ‒ current portion	1,954	1,867
Deferred revenues ‒ current portion	12,326	10,639
Billings in excess of recognized revenues	1,796	1,117
Total current liabilities	27,064	27,996
Long-term income taxes payable	4,884	5,368
Non-current operating lease liabilities	7,310	7,677
Deferred revenues ‒ non-current portion	1,630	2,346
Total liabilities	40,888	43,387

Stockholders’ equity:
Common stock and additional paid-in-capital	329,686	325,202
Treasury stock at cost	(93,173)	(91,695)
Accumulated deficit	(36,398)	(35,870)
Accumulated other comprehensive loss	(1,646)	(1,480)
Total stockholders’ equity	198,469	196,157
Total liabilities and stockholders’ equity	$239,357	$239,544

PDF SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019 (1)

Revenues:
Analytics	$13,248	$13,527	$11,434
Integrated yield ramp	7,910	9,035	9,107
Total revenues	21,158	22,562	20,541

Costs and Expenses:
Costs of revenues	8,487	9,059	7,867
Research and development	8,590	8,754	8,246
Selling, general and administrative	7,895	6,359	7,011
Amortization of other acquired intangible assets	173	173	108
Restructuring charges	—	—	92
Interest and other expense (income), net	20	31	6
Loss before income taxes	(4,007)	(1,814)	(2,789)
Income tax benefit	(3,479)	(484)	(98)
Net loss	$(528)	$(1,330)	$(2,691)

Net loss per share:
Basic	$(0.02)	$(0.04)	$(0.08)
Diluted	$(0.02)	$(0.04)	$(0.08)

Weighted average common shares:
Basic	32,703	32,429	32,485
Diluted	32,703	32,429	32,485

_______________________

(1)

In the fourth quarter of fiscal 2019, in order to improve the transparency of our revenue reporting, the Company updated its Condensed Consolidated Statements of Comprehensive Loss to change its historical presentation of revenue categories. Previously, the Company presented revenue on two lines: Solutions and Gainshare performance incentives.  Included within Solutions, was revenue from software and related revenue, SaaS solutions, Design-for-Inspection (DFI™) licenses, and fixed-price project-based solution implementation services. The previous Gainshare performance incentive category included only revenue from performance incentive programs. The Company now presents revenue in the following categories: Analytics and Integrated Yield Ramp.  Integrated Yield Ramp revenue is comprised of all revenue from the Company’s IYR services engagements that include performance incentives based on customers’ yield achievement, i.e. both fixed-fees and Gainshare royalty from such engagements. Analytics comprises all other revenue, including from the Company’s licenses and services for Exensio Software, Exensio SaaS, DFI™ and Characterization Vehicle (CV) systems that do not include performance incentives based on customers’ yield achievement. This prior period presentation had been reclassified to conform to the new revenue presentation.

PDF SOLUTIONS, INC.
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
GAAP
Total revenues	$21,158	$22,562	$20,541
Costs of revenues	8,487	9,059	7,867
GAAP gross profit	$12,671	$13,503	$12,674
GAAP gross margin	60%	60%	62%

Non-GAAP
GAAP gross profit	$12,671	$13,503	$12,674
Adjustments to reconcile GAAP to non-GAAP gross margin:
Stock-based compensation expense	909	782	860
Amortization of acquired technology	144	143	144
Non-GAAP gross profit	$13,724	$14,428	$13,678
Non-GAAP gross margin	65%	64%	67%

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
GAAP net loss	$(528)	$(1,330)	$(2,691)
Adjustments to reconcile GAAP net loss to non-GAAP net income (loss):
Stock-based compensation expense	3,368	2,782	3,476
Amortization of acquired technology	144	143	144
Amortization of other acquired intangible assets	173	173	108
Expenses of arbitration (1)	101	—	—
Restructuring charges and severance payments	—	—	92
Tax impact of adjustments	(1,143)	(700)	(287)
Tax impact of the CARES Act (2)	(2,261)	—	—
Non-GAAP net income (loss)	$(146)	$1,068	$842

GAAP net loss per diluted share	$(0.02)	$(0.04)	$(0.08)
Non-GAAP net income (loss) per diluted share	$(0.00)	$0.03	$0.03

Shares used in diluted shares calculation	32,703	33,414	33,022

(1)	Represents the expenses related to an arbitration proceeding over a disputed contract with a customer, which expenses are expected to continue until the arbitration is resolved.

(2)

Represents the discrete tax benefit recognized from the carryback of net operating losses (NOLs) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in March 2020. The Company does not have any NOLs on a non-GAAP basis and, therefore, it did not recognize this discrete tax benefit in calculating its non-GAAP tax expense and net income (loss).